Exhibit 99.1

STEVE MADDEN ANNOUNCES THE ACQUISITION OF THE
REMAINING SHARE OF ITS EUROPEAN JOINT VENTURE

Long Island City, N.Y., April 14, 2021 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion-forward footwear, accessories and apparel for women, men and children, today announced that it has completed the acquisition of the 49.9% share that it did not already own of its European joint venture. The European joint venture was formed in June 2016 and distributes Steve Madden-branded footwear and accessories to most countries throughout Europe.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Since its formation nearly five years ago, our European joint venture has experienced strong double-digit percentage revenue growth each year, including a 21% revenue gain in 2020 despite the impact of COVID-19. We are pleased to take full ownership of our business in this critical market, and look forward to continued growth in the region as we capitalize on our strong momentum and digital-first positioning.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, GREATS®, BB Dakota® and Mad Love®, Steve Madden is a licensee of various brands, including Anne Klein® and Superga®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains, mass merchants and online retailers. Steve Madden also operates retail stores and e-commerce websites. Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, sunglasses, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s fashion sneakers, sandals, dress shoes, boots, slippers and more, visit http://www.stevemadden.com.

Contact:

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com